  November 7, 2005

Ormat Technologies, Inc.
980 Greg St.
Sparks, Nevada 89431-6039

Re:    Ormat Technologies, Inc. 2004 Incentive Compensation Plan

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), by Ormat Technologies, Inc., a Delaware corporation (the "Company"), of 1,250,000 shares (the "Shares") of common stock, par value $.001 per share, of the Company (including the associated preferred share purchase rights), which may be delivered from time to time in connection with the Ormat Technologies, Inc. 2004 Incentive Compensation Plan, as amended (the "Plan"), we advise as follows:

As counsel for the Company, we are familiar with the Second Amended and Restated Certificate of Incorporation and the Second Amended and Restated Bylaws of the Company, and we have reviewed (i) the Registration Statement on Form S-8 to be filed by the Company under the Securities Act with respect to the Shares to be delivered from time to time in connection with the Plan (the "Registration Statement") and (ii) the corporate proceedings taken by the Company in connection with the authorization of the Shares to be delivered from time to time in connection with the Plan. We have also examined originals, or copies certified or otherwise authenticated to our satisfaction, of such corporate records of the Company and such other instruments, certificates of public officials and representatives of the Company and other documents as we have deemed necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to questions of fact material to this opinion, we have, when relevant facts were not independently established, relied upon certificates of officers of the Company and appropriate public officials.

On the basis of the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that when the Registration Statement becomes effective under the Securities Act, any Shares delivered in accordance with the Plan will, when so delivered, be legally and validly issued, fully paid and nonassessable.

We express no opinion herein as to any laws other than the General Corporation Law of the State of Delaware (as well as the applicable provisions of the Delaware Constitution and applicable reported judicial decisions) and the federal laws of the United States.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. We also hereby consent to the reference to this firm under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

  Very truly yours,

  /s/ Chadbourne & Parke LLP